AZZ incorporated Reports Results for the Fourth Quarter and Year-To-Date of Fiscal Year 2013 and Declares Dividend

For the 12 months - Revenues Increased 22%, Net Income up 48%, Earnings per Share
Increased 47% and Backlog Increased 60% when compared to the same period last year

Contact:	Dana Perry, Senior Vice President - Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

April 8, 2013 - FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), (the "Company" or "AZZ") a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the three and twelve-month periods ended February 28, 2013. Revenues for the fourth quarter were $140.4 million compared to $123.6 million for the same quarter last year, an increase of 14 percent. Net income for the fourth quarter was $13.2 million, or $0.52 per diluted share, compared to net income of $11.6 million, or $0.46 per diluted share, in last year's fourth fiscal quarter. During the fourth quarter the company recorded a gain on insurance proceeds of $3.1 million resulting from a fire at the Joliet galvanizing facility. This gain was partially offset by a loss recorded as a result of the consolidation of our Wheeling galvanizing facility with our Canton, Ohio location in the amount of $1.3 million as well as a loss at our Joliet galvanizing facility for business interruption costs incurred in the amount of $1.0 million. Earnings per share for the quarter without these non-recurring items would have been $0.50 per diluted share.

For the twelve-month period, the Company reported revenues of $570.6 million compared to $469.1 million for the comparable period last year, an increase of 22 percent. Net income for the twelve months was $60.5 million, or $2.37 per diluted share, compared to $40.7 million, or $1.61 per diluted share in the comparable period of last year. The net income and earnings per diluted share for the first twelve months reflect a pre-tax gain of approximately $9.1 million related to a partial insurance settlement for assets destroyed in a fire at one of the Company's galvanizing facilities.

Backlog at the end of our fourth quarter was $221.7 million, which includes the favorable impact of Nuclear Logistics Incorporated's acquired backlog. Backlog at the end of the fourth quarter of fiscal year 2012 was $138.6 million. Incoming orders for the fourth quarter were $146.3 million while shipments for the quarter totaled $140.4 million, resulting in a book to ship ratio of 104 percent. Of the backlog of $221.7 million, 35 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products Segment for the fourth quarter of fiscal 2013 were $61.9 million as compared to $52.7 million for the same quarter last year, an increase of 18 percent. NLI, acquired June 1, 2012, contributed $17.5 million of this increase. Operating income for the segment increased 21 percent to $9.1 million compared to $7.6 million in the same period last year. NLI contributed $2.9 million to operating income for the three month period ending February 28, 2013. Operating margins for the fourth quarter were 15 percent for the quarter as compared to 14 percent in the prior year period. For fiscal 2013, revenues increased 23 percent to $233.6 million and operating income increased 33 percent to $34.2 million compared to $189.2 million and $25.8 million respectively, in the prior year period. Operating margin for the 2013 fiscal year was 15 percent as compared to 14 percent in the prior year period.

Revenues for the Company's Galvanizing Service Segment for the fourth quarter were $78.5 million, compared to the $71.0 million in the same period last year, an increase of 11 percent. Operating income was $17.2 million as compared to $18.5 million in the prior period, a decrease of 7 percent. Operating margins for the fourth quarter were 22 percent, compared to 26 percent in the same period last year. The Galvanizing Service Segment incurred two non-operating losses during the fourth quarter of fiscal 2013 in the total amount of $2.3 million due to the consolidation of the Wheeling facility with the facility located in Canton, Ohio, as well as a loss recorded at Joliet as a result of a fire. Pro forma operating income without these two non-recurring events would have been $19.5 million for the quarter resulting in an operating margin for the segment of 25 percent. For fiscal 2013, revenues increased 20 percent to $337.0 million and operating income increased 20 percent to $87.8 million compared to $279.9 million and $73.0 million respectively, for the twelve months of the prior fiscal year. Year to date operating margins were 26 percent for both fiscal 2013 and 2012. Pro forma year to date operating income as discussed above would have been $92.8 million for the year, yielding a margin of 28 percent.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “We are extremely proud of our accomplishments for the year, both strategically and operationally. Fiscal Year 2013 was AZZ's twenty-sixth consecutive year of profitability with record revenues and earnings per share. We believe AZZ is well positioned for the future, with a balanced portfolio of products and services as well as a strong balance sheet with superior earnings potential.”

Additionally, the Company announced that the Board of Directors, at its regularly scheduled quarterly meeting, declared a $0.14 per share cash dividend on the Company's common stock outstanding. The dividend will be paid at the close of business on May 3, 2013, to shareholders of record on April 19, 2013.

Based upon the evaluation of information currently available to management, we are revising our fiscal year 2014 guidance for revenues to be in the range of $825 to $900 million. Our earnings are anticipated to be in the range of $2.65 and $2.95 per diluted share. The revised guidance reflects the acquisition of Aquilex SRO during the last eleven months of fiscal 2014. The earnings guidance reflects the accretion after the write off of approximately $6 million in one- time cost associated with the acquisition. Additionally, the guidance does not reflect any additional gains which may be realized from the insurance settlement associated with the fire loss at Joliet. Any gains will be recognized in the period in which it is received. The previously issued guidance was for revenues to be in the range of $625 to $660 million and that fully diluted earnings per share to be in the rage of $2.50 to $2.75.

AZZ incorporated will conduct a conference call to discuss financial results for the fourth quarter of fiscal year 2013 at 11:00 A.M. ET on Monday, April 8, 2013. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest/htm. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10026792 or for 30 days at www.azz.com/azzinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the North American steel fabrication market.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ's growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ's Annual Report on Form 10-K for the fiscal year ended February 29, 2012 and other filings with the SEC, available for viewing on AZZ's website at www.azz.com and on the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

---Financial tables on the following page---

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$140,391	$123,625	$570,594	$469,112
Costs and Expenses:
Cost of Sales	102,399	91,295	406,422	344,525
Selling, General and Administrative	17,170	12,755	66,189	48,865
Interest Expense	3,270	3,485	13,073	13,939
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(2,508)	2	(8,303)	166
Other (Income)	(455)	(799)	(1,155)	(2,024)
	$119,876	$106,738	$476,225	$405,471

Income before income taxes	$20,515	$16,887	$94,369	$63,641
Income Tax Expense	7,281	5,243	33,913	22,905
Net income	$13,234	$11,644	$60,456	$40,736
Net income per share
Basic	$0.52	$0.46	$2.39	$1.62
Diluted	$0.52	$0.46	$2.37	$1.61

Diluted Average Shares Outstanding	25,635	25,430	25,561	25,362

Segment Reporting
(in thousands)

	Three Months Ended		Twelve Months Ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$61,921	$52,675	$233,555	$189,192
Galvanizing Services	78,470	70,950	337,039	279,920
	$140,391	$123,625	$570,594	$469,112

Segment Operating Income:
Electrical and Industrial Products	$9,141	$7,558	$34,228	$25,772
Galvanizing Services	17,176	18,533	87,807	72,964
Total Segment Operating Income	$26,317	$26,091	$122,035	$98,736

Condensed Consolidated Balance Sheet
(in thousands)

	February 28, 2013	February 29, 2012
	(unaudited)	(unaudited)

Assets:
Current assets	$262,432	$302,736
Net property, plant and equipment	154,476	135,827
Other assets, net	277,297	168,212
Total assets	$694,205	$606,775

Liabilities and shareholders' equity:
Current liabilities	$118,900	$77,979
Long term debt due after one year	196,429	210,714
Long term liabilities due after one year	8,539	—
Other liabilities	36,403	30,473
Shareholders' equity	333,934	287,609
Total liabilities and shareholders' equity	$694,205	$606,775

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Twelve Months Ended
	February 28, 2013	February 29, 2012
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$92,738	$64,065
Net cash provided by (used in) investing activities	$(150,142)	$(46,846)
Net cash provided by (used in) financing activities	$(30,360)	$(12,366)
Effect of exchange rate changes on cash	$59	$60
Net increase (decrease) in cash and cash equivalents	$(87,705)	$4,913
Cash and cash equivalents at beginning of period	$143,303	$138,390
Cash and cash equivalents at end of period	$55,598	$143,303

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